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                                             October 12, 1999


Adatom.com, Inc.
As the surviving corporation in the Merger of Adatom, Inc.
With and into HeatlthCore Medical Solutions, Inc.
920 Hillview Court - Suite 160
Milpitas, CA  95030

Dear Sirs and Mesdames:

                  Reference is made to the Agreement and Plan of Merger dated as of July 1, 1999, as amended, between HealthCore Medical Solutions, Inc. ("HealthCore") and Adatom, Inc ("Adatom"), under which Adatom has agreed to merge with and into HealthCore with HealthCore surviving as the surviving corporation under the name "Adatom.com, Inc."(the "Surviving Corporation"). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

                  To induce Adatom and HealthCore to consummate the Merger, the undersigned hereby agrees that, without the prior written consent of the Surviving Corporation (which consent, where the undersigned is an affiliate of the Surviving Corporation, shall require the consent of the two independent directors on the Board of Directors of the Surviving Corporation), it will not, during the period commencing on the Effective Time and ending 180 days after the Effective Time, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of the Common Stock of the Surviving Corporation (the "Common Stock") or any securities convertible into or exercisable or exchangeable for Common Stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. Commencing on the 61st day after the Effective Date, the foregoing sentence shall not apply to 125,000 shares of Common Stock currently beneficially owned by the undersigned and in no event shall the foregoing sentence apply to transactions relating to shares of Common Stock or other securities acquired in open market transactions at any time after the Effective Time.

                                       Very truly yours,


                                       /s/Neal J.Polan
                                       -----------------------------------------
                                       Neal J. Polan


                                       20 Cameron Drive
                                       -----------------------------------------
                                       (Address)  Greenwich, CT